COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE
2010 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…August 6, 2010… LSB Industries, Inc. (NYSE: LXU) announced today results for the second quarter ended June 30, 2010.
Second Quarter 2010 Financial Highlights Compared to Second Quarter 2009:

•	Net sales were $168.4 million, a 21.5% increase from $138.6 million;
•	Operating income was $12.8 million compared to $14.5 million;
•	Net income was $6.0 million compared to $8.7 million;
•	Net income applicable to common shareholders was $6.0 million compared to $8.7 million;
•	Diluted earnings per common share were $0.27 compared $0.38.

First Six Months 2010 Financial Highlights Compared to First Six Months 2009:

•	Net sales were $298.8 million, a 3.5% increase from $288.8 million;
•	Operating income was $17.2 million compared to $34.0 million;
•	Net income was $7.7 million compared to $20.5 million;
•	Net income applicable to common shareholders decreased to $7.4 million from $20.2 million;
•	Diluted earnings per common share were $0.35 compared to $0.89.

Discussion of Second Quarter of 2010:

The 21.5% increase in net sales was the result of a 52.2% increase in Chemical Business net sales partially offset by a 10.7% decline in Climate Control net sales.  The upturn in Chemical Business sales includes higher sales volume in all major product lines – agricultural products, industrial acids and mining products, plus an increase in selling prices primarily driven by higher raw material input costs.  The decline in Climate Control sales relates to the continued weakness in commercial and institutional construction.

The 11.9% decline in consolidated operating income includes:
•	a 42.8% decline in Climate Control operating income primarily due to lower sales and higher material costs, partially offset by a decrease in operating expenses;
•
a 48.1% net increase in Chemical Business operating income resulting from increased sales volume in the agricultural, industrial and mining products, including sales of $5.7 million generated by the Pryor, OK facility (“Pryor Facility”).  Pryor incurred operating losses of $2.0 million for the second quarter 2010 compared to $3.2 million of start-up expenses in the same quarter 2009.

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LSB Industries, Inc. News Release                                               Page 2
August 6, 2010

Climate Control Business:

Jack Golsen, LSB’s Board Chairman and CEO stated, “We are seeing positive signs in our Climate Control Business.  New orders for the three months ended June 30, 2010 represent the second sequential quarter of increased bookings.  Bookings of new products were $71.7 million compared to $54.7 million in the second quarter of 2009 and $54.2 million for the first quarter of 2010.  Bookings of residential and commercial products increased 48% and 26%, respectively, compared to the second quarter of 2009.

“Our Climate Control backlog continues to move in the right direction, with sequential quarterly improvement since year-end 2009.  At mid-year 2010, backlog was $48.2 million compared to $36.0 million at March 31, 2010, $32.2 million at December 31, 2009 and is just shy of the $49.5 million in backlog at June 30, 2009.”

He noted, “We believe our aggressive advertising and market campaign and the enactment of federal tax credits for GHPs continue to have a positive impact on orders of those highly energy efficient and green products.”

Chemical Business:

Mr. Golsen continued, “We are naturally pleased by the increased sales volumes in our major Chemical markets and we anticipate continued market strength for the balance of the year.  Due to a previously disclosed pipe rupture and resulting fire that damaged the Pryor Facility ammonia plant’s primary reformer, the Pryor Facility is unable to produce anhydrous ammonia and urea ammonia nitrate (“UAN”) which was a setback, but we believe that we are on track to complete repairs toward the end of September 2010.  Our insurance provides for replacement coverage relating to property damage with a $1 million deductible and business interruption coverage for certain lost profits and extra expense with a 30-day waiting period and $250,000 deductible.”

Balance Sheet & Outlook:

Mr. Golsen noted, “Our financial position remains strong.  We closed the second quarter with a working capital ratio of 3.2 to 1 and a long-term debt to equity ratio of .65 to 1.  During the second quarter, we purchased 177,100 shares of our common stock for an aggregate purchase price of $2.4 million.  Also during the second quarter, we purchased $2.5 million face value of our Debentures that are due in 2012 at approximately face value, leaving $26.9 million outstanding at June 30, 2010.  We closed the second quarter with over $65 million in cash and cash equivalents.”

Conference Call

LSB’s management will host a conference call covering the second quarter results on Friday, August 6, 2010 at 2:00 ET/1:00 CT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 706-679-3079.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

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LSB Industries, Inc. News Release                                                Page 3
August 6, 2010

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers; the manufacture and sale of chemical products for the mining, agricultural and industrial markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, positive impact on orders for highly efficient and green products; with respect to our Chemical Business, that we anticipate continued market strength for the balance of the year; that we are on track to complete the repairs to the Pryor Facility toward the end of September 2010.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter contained in the Form 10-K for year ended December 31, 2009, and the Form 10Qs for the quarters ended March 31, 2010 and June 30, 2010.

# # #
See Accompanying Tables

LSB Industries, Inc. News Release                                                 Page 4
August 6, 2010

LSB Industries, Inc.
Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2010 and 2009

Six Months		Three Months
2010	2009	2010	2009
(in thousands, except per share amounts)
Net sales	$298,802	$288,760	$168,392	$138,563
Cost of sales	235,388	210,205	133,244	100,736
Gross profit	63,414	78,555	35,148	37,827

Selling, general and administrative expense	46,827	44,421	22,238	23,046
Provisions for (recoveries of) losses on accounts receivable	(35)	28	(44)	(24)
Other expense	302	334	244	291
Other income	(906)	(190)	(100)	(28)
Operating income	17,226	33,962	12,810	14,542

Interest expense	4,079	2,939	1,999	1,028
Losses (gains) on extinguishment of debt	52	(1,743)	52	(421)
Non-operating other income, net	(38)	(34)	-	(11)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	13,133	32,800	10,759	13,946
Provisions for income taxes	5,891	12,800	4,979	5,451
Equity in earnings of affiliate	(528)	(488)	(267)	(248)
Income from continuing operations	7,770	20,488	6,047	8,743

Net loss from discontinued operations	43	15	38	13
Net income	7,727	20,473	6,009	8,730

Dividends on preferred stocks	305	306	-	-
Net income applicable to common stock	$7,422	$20,167	$6,009	$8,730

Weighted average common shares:
Basic	21,227	21,174	21,229	21,238
Diluted	21,692	23,587	22,377	23,674

Income per common share:
Basic	$.35	$.95	$.28	$.41
Diluted	$.35	$.89	$.27	$.38

LSB Industries, Inc. News Release                                                 Page 5
August 6, 2010

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2010 and 2009

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements.  Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

Six Months Ended June 30,		Three Months Ended June 30,
(in thousands)
2010	2009	2010	2009
Current:
Federal	$4,473	$6,490	$3,957	$1,682
State	1,174	772	967	182
Total current	$5,647	$7,262	$4,924	$1,864

Deferred:
Federal	$226	$4,970	$49	$3,219
State	18	568	6	368
Total deferred	$244	$5,538	$55	$3,587
Provisions for income taxes	$5,891	$12,800	$4,979	$5,451

The tax provision for the six months and three months ended June 30, 2010 was 43.3% and 45.3% respectively, of pre-tax income and included the impact of the increased domestic manufacturer’s deduction available in 2010, the advanced energy credits and the additional income tax provision related to nondeductible expenses in prior years.

During June 2010, we determined that certain nondeductible expenses had not been properly identified relating to 2007-2009 provision for income taxes. As a result, we recorded an additional income tax provision of approximately $800,000 for the six and three months ended June 30, 2010.

Management of the Company evaluated the impact of this accounting error and concluded the effect of this adjustment was immaterial to the Company’s 2007-2009 consolidated financial statements, as well as the projected consolidated financial statements for the year ending December 31, 2010.

LSB Industries, Inc. News Release                                                 Page 6
August 6, 2010

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2010 and 2009

Note 3:
During the six and three months ended June 30, 2009, we acquired $9,200,000 and $3,500,000, respectively, aggregate principal amount of the 2007 Debentures for approximately $7,134,000 and $2,960,000, respectively.  As a result, we recognized a gain on extinguishment of debt of $1,743,000 and $421,000 respectively, after writing off the unamortized debt issuance costs associated with the 2007 Debentures acquired.

During the six and three months ended June 30, 2010, we acquired $2,500,000 aggregate principal amount of the 2007 Debentures for $2,494,000 and recognized a loss on extinguishment of debt of approximately $52,000, after writing-off the unamortized debt issuance costs associated with the 2007 Debentures acquired.

Note 4:	Information about the Company’s operations in different industry segments for the six and three months ended June 30, 2010 and 2009 is detailed on the following page.

LSB Industries, Inc. News Release                                                 Page 7
August 6, 2010

LSB Industries, Inc.
Notes to Unaudited Financial Highlights

Six Months and Three Months Ended June 30,
2010	2009	2010	2009
(in thousands)
Net sales:
Climate Control	$113,499	$139,030	$59,828	$66,982
Chemical	181,250	144,371	106,378	69,893
Other	4,053	5,359	2,186	1,688
	$298,802	$288,760	$168,392	$138,563

Gross profit: (1)
Climate Control	$37,231	$47,426	$18,832	$24,998
Chemical (3)	24,760	29,429	15,602	12,281
Other	1,423	1,700	714	548
	$63,414	$78,555	$35,148	$37,827

Operating income: (2)
Climate Control	$12,520	$21,204	$6,993	$12,226
Chemical (3)(4)	11,063	18,835	9,178	6,197
General corporate expenses and other business operations, net (2)	(6,357)	(6,077)	(3,361)	(3,881)
	17,226	33,962	12,810	14,542

Interest expense	(4,079)	(2,939)	(1,999)	(1,028)
Gains (losses) on extinguishment of debt	(52)	1,743	(52)	421
Non-operating other income, net:
Climate Control	1	-	-	-
Chemical	5	6	3	3
Corporate and other business operations	32	28	(3)	8
Provisions for income taxes	(5,891)	(12,800)	(4,979)	(5,451)
Equity in earnings of affiliate, Climate Control	528	488	267	248
Income from continuing operations	$7,770	$20,488	$6,047	$8,743

LSB Industries, Inc. News Release                                                Page 8
August 6, 2010

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2010 and 2009

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations.  Operating income by industry segment represents gross profit less selling, general and administrative expense (“SG&A”) incurred plus other income and other expense earned/incurred before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(3)
As the result of entering into sales commitments with higher firm sales prices during 2008, we recognized sales with a gross profit of $761,000 higher than our comparable product sales made at lower market prices available during the six months ended June 30, 2010, (not applicable for the second quarter of 2010) compared to sales with a gross profit of $3,558,000 and $1,058,000 higher than our comparable product sales made at lower market prices available during the six and three months ended June 30, 2009, respectively.  In addition, during the six months ended June 30, 2010, we recognized gains on sales and recoveries of precious metals totaling $112,000 (not applicable for the second quarter of 2010) compared to gains totaling $2,222,000 and $9,000 during the six and three months ended June 30, 2009, respectively.  The impact of these transactions increased gross profit and operating income for each respective period.  During the six and three months ended June 30, 2010, we incurred expenses of $2,696,000 and $1,264,000, respectively, relating to planned major maintenance activities compared to expenses totaling $604,000 and $484,000 during the six and three months ended June 30, 2009, respectively,  During the six and three months ended June 30, 2010, we recognized losses totaling $589,000 and gains totaling $249,000, respectively, on our futures/forward contracts for natural gas and ammonia compared to losses totaling $1,937,000 and $318,000 during the six and three months ended June 30, 2009, respectively.  The impact of these expenses and losses decreased (gains increased) gross profit and operating income for each respective period.

(4)
During the first six months of 2010, we began limited production and sales of anhydrous ammonia and urea ammonium nitrate (“UAN”) at our previously idled chemical facility located in Pryor, Oklahoma (the “Pryor Facility”).  However, the production was at rates lower than our targeted production rates.  As a result, we incurred losses of $8,030,000 and $1,993,000 for the six and three months ended June 30, 2010.  During the six and three months ended June 30, 2009, we incurred start-up expenses of $5,213,000 and $3,217,000, respectively, relating to the Pryor Facility. Excluding the impact of the gross profit recognized during the first half of 2010, these expenses are primarily included in SG&A for each respective period.

LSB Industries, Inc. News Release                                               Page 9
August 6, 2010
LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

June 30, 2010	December 31, 2009
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$65,285	$61,739
Restricted cash	276	30
Short-term investments	-	10,051
Accounts receivable, net	73,759	57,762
Inventories:
Finished goods	23,084	25,753
Work in process	2,778	2,466
Raw materials	21,347	22,794
Total inventories	47,209	51,013
Supplies, prepaid items and other:
Prepaid income taxes	-	1,642
Prepaid insurance	2,086	4,136
Precious metals	11,422	13,083
Supplies	5,976	4,886
Other	2,299	1,626
Total supplies, prepaid items and other	21,783	25,373
Deferred income taxes	5,680	5,527
Total current assets	213,992	211,495

Property, plant and equipment, net	121,317	117,962

Other assets:
Debt issuance costs, net	1,342	1,652
Investment in affiliate	4,126	3,838
Goodwill	1,724	1,724
Other, net	2,274	1,962
Total other assets	9,466	9,176
	$344,775	$338,633

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LSB Industries, Inc. News Release                                                 Page 10
August 6, 2010
LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

June 30, 2010	December 31, 2009
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,297	$37,553
Short-term financing	955	3,017
Accrued and other liabilities	23,390	23,054
Current portion of long-term debt	3,456	3,205
Total current liabilities	66,098	66,829

Long-term debt	98,459	98,596

Noncurrent accrued and other liabilities	11,252	10,626

Deferred income taxes	12,467	11,975

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 25,413,145 shares issued (25,369,095 at December 31, 2009)	2,541	2,537
Capital in excess of par value	130,828	129,941
Retained earnings	48,504	41,082
	184,873	176,560
Less treasury stock at cost:
Common stock, 4,320,462 shares (4,143,362 at December 31, 2009)	28,374	25,953
Total stockholders' equity	156,499	150,607
	$344,775	$338,633